Exhibit 99.1

American Software Reports Preliminary Third Quarter of Fiscal Year 2018 Results

License Revenues Increase 50%, Cloud Services Annual Contract Value Increases 125%, and Total Revenue Increases 14% Driving a 149% Increase in Net Earnings for the Quarter

ATLANTA--(BUSINESS WIRE)--February 22, 2018--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the third quarter of fiscal year 2018.

Key third quarter financial highlights:

  Cloud Services Annual Contract Value (ACV) increased approximately 125% to $10.9 million as of the quarter ended January 31, 2018 compared to $4.9 million as of the same period of the prior year. ACV consists of Software-as-a-Service (SaaS) of $8.1 million, a 217% increase when compared to approximately $2.6 million for the same period last year, and other cloud services of $2.8 million, a 22% increase when compared to $2.3 million for the same period last year.
  Total revenues for the quarter ended January 31, 2018 were $30.1 million, an increase of 14% over the comparable period last year.
  Recurring revenue streams of Maintenance and Cloud Services were 46% of total revenues in the quarter ended January 31, 2018 compared to 45% in the same period of the prior year.
  Maintenance revenues for the quarter ended January 31, 2018 increased 5% to $11.2 million compared to $10.7 million for the same period last year.
  Software license revenues for the quarter ended January 31, 2018 were $6.0 million, an increase of 50% compared to the same period last year.
  Services and other revenues for the quarter ended January 31, 2018 increased 9% to $12.9 million compared to $11.8 million for the same period last year.
  Operating earnings for the quarter ended January 31, 2018 increased 71% to $4.2 million compared to $2.5 million for the same period last year.
  GAAP net earnings for the quarter ended January 31, 2018 increased 149% to $5.6 million or $0.18 per fully diluted share compared to $2.2 million or $0.08 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended January 31, 2018, which excludes a discrete tax benefit adjustment related to the Tax Cuts and Jobs Act of 2017, non-cash stock-based compensation expense and amortization of acquisition-related intangibles, were $5.1 million or $0.17 per fully diluted share compared to $2.7 million or $0.09 per fully diluted share for the same period last year, which excluded non-cash stock-based compensation expense and amortization of acquisition-related intangibles.
  EBITDA increased by 30% to $5.8 million for the quarter ended January 31, 2018 compared to $4.5 million for the quarter ended January 31, 2017.
  Adjusted EBITDA increased 28% to $6.1 million for the quarter ended January 31, 2018 compared to $4.8 million for the quarter ended January 31, 2017. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Key fiscal 2018 year to date financial highlights:

  Total revenues for the nine months ended January 31, 2018 increased by 4% to $83.3 million compared to $80.0 million the same period last year.
  Recurring revenue streams of Maintenance and Cloud Services were 47% of total revenues for the nine month period ended January 31, 2018 compared to 44% in the same period of the prior year.
  Maintenance revenues for the nine months ended January 31, 2018 were $32.9 million, a 3% increase compared to $31.9 million for the same period last year.
  Software license revenues for the nine month period ended January 31, 2018 increased by 6% to $12.4 million compared to $11.7 million for the same period last year.
  Services and other revenues for the nine months ended January 31, 2018 increased 4% to $38.0 million compared to $36.4 million for the same period last year.
  For the nine months ended January 31, 2018, the Company reported operating earnings of approximately $11.1 million compared to $4.8 million for the same period last year, a 130% increase over the same period last year.
  GAAP net earnings were approximately $10.8 million or $0.36 per fully diluted share for the nine months ended January 31, 2018, a 148% increase compared to $4.3 million or $0.15 per fully diluted share for the same period last year.
  Adjusted net earnings for the nine months ended January 31, 2018, which excludes a discrete tax benefit adjustment related to the Tax Cuts and Jobs Act of 2017, stock-based compensation expense and amortization of acquisition-related intangibles increased 102% to $11.3 million or $0.37 per fully diluted share, compared to $5.6 million or $0.19 per fully diluted share for the same period last year, which also excluded stock-based compensation expenses and acquisition-related amortization of intangibles.
  EBITDA increased by 56% to $15.4 million for the nine months ended January 31, 2018 compared to $9.9 million for the same period last year.
  Adjusted EBITDA increased 50% to $16.5 million for the nine months ended January 31, 2018 compared to $11.0 million for the nine months ended January 31, 2017. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation.

The overall financial condition of the Company remains strong, with cash and investments of approximately $88.4 million and no debt as of January 31, 2018. We increased cash and investments by $9.2 million from the same period last year. During the third quarter, the Company paid approximately $3.3 million in shareholder dividends and approximately $9.3 million for the purchase of Halo Business Intelligence, a San Diego-based supplier of advanced analytics and business intelligence solutions for the supply chain market.

“We are pleased with our third quarter fiscal year 2018 results which reflect our ability to serve customers in new and expanded ways with the investments we’ve made in our Logility Voyager Solutions™, Demand Solutions®, Halo and NGC Andromeda™ platforms,” said Allan Dow, president of American Software. “Consistent with the previous two quarters, the trend towards SaaS subscriptions as a preferred engagement method for new customers is accelerating and is positively highlighted by our 217% growth in SaaS subscription revenue.”

“Additionally, we believe our acquisition of Halo will provide customers the increased visibility, accuracy and agility necessary to thrive in today’s dynamic global economy,” continued Dow. “With the additional Machine Learning, algorithmic planning, advanced supply chain analytics and artificial intelligence capabilities from Halo embedded in our retail planning and supply chain solutions, we are helping our customers improve their operating performance and overcome supply chain talent shortages that may be hampering their profitable growth, new product introductions and general supply chain efficiencies.”

“In January, less than 60 days post acquisition, we demonstrated the ability for Logility customers to leverage the data science and analytics expertise from Halo to quickly identify and visualize new insights and take actions which can reduce costs, improve customer service and drive more profitable growth for their businesses.”

Additional highlights for the third quarter of fiscal 2018 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the Third quarter include: Acton Air, Croda Europe, Dixon Valve & Coupling Company, Fanatics Apparel, Freddy Hirsch, Mayville Engineering Company, Omega Pharma International, Orbis Corporation, Quality Steel, Rockler Companies, and TD Automotive Group.
  During the quarter, software license and/or SaaS subscription agreements were signed with customers located in the following 17 countries: Australia, Belgium, Brazil, Canada, Finland, France, Germany, Italy, Mexico, Netherlands, New Zealand, Panama, South Africa, Sweden, United Kingdom, United States, and Uruguay.
  Logility Inc., a wholly-owned subsidiary of the Company, announced Kingston Technology Company, Inc., the independent world leader in memory products, selected Logility Voyager Solutions to support the rapid growth of its gaming division, HyperX™.
  Demand Management Inc., a wholly-owned subsidiary of Logility, announced that Siemens Healthineers, the separately managed healthcare business of Siemens AG, went live on Demand Solutions DSX. Moving forward, the implementation will support users across North America, South America, Europe and Africa.
  NGC Software, a wholly-owned subsidiary of the Company, announced that FIDM (Fashion Institute of Design & Merchandising), one of the top fashion and design schools in the U.S., will utilize NGC’s next-generation AndromedaTM Cloud Platform as an integral part of its educational curriculum.
  Logility invited supply chain leaders to attend a live webcast featuring Berry Global on the topic of supply chain transformation. The event, which featured Mike Reibsamen of Berry Global and Karin Bursa of Logility, discussed how Berry Global implemented an integrated business planning process to generate a better demand signal, increase visibility, and optimize supply and production.

Company & Technology

  Logility announced during the quarter that the company acquired privately-held Halo Business Intelligence, a San Diego-based supplier of advanced analytics and business intelligence solutions for the supply chain market. Halo’s advanced analytics will leverage the rich insights available in the Logility Voyager Solutions platform. Interactive visualization, Machine Learning algorithms, and Artificial Intelligence transform both structured and unstructured data to accelerate business planning performance and proactively identify new business opportunities and mitigate risks.
  Logility unveiled its first application of advanced analytics driven by the acquisition of Halo Business Intelligence. The new analytics, designed to boost retail performance, utilize Artificial Intelligence, Machine Learning and social signals to drive new insights and transform data into action. These embedded advanced analytics leverage the rich merchandise, assortment, allocation and replenishment data available in the Logility Voyager Retail Optimization platform as well as unstructured data from social signals such as Twitter.
  Halo, a division of Logility, announced the worldwide release of HaloBoost, the company’s proprietary demand forecasting engine that leverages proven Machine Learning algorithms. HaloBoost combines Machine Learning methods to improve forecast accuracy, provides a high-speed modeling workflow to improve analyst productivity and knowledge discovery, and delivers a simple, scalable method to introduce external factors like pricing, promotion, social media, and weather predictors.
  Halo announced a partnership with Open Systems, Inc., entering into a supply and service agreement that grants Open Systems access to the full range of Halo’s supply chain analytics and business intelligence solutions. Halo’s advanced portfolio of products will enable Open Systems to expand its current service offering to a new and existing customer base.
  Logility and NGC Software announced their participation at NRF 2018: Retail’s Big Show and invited attendees to booth #2520 to experience the benefits of an integrated strategic, tactical and operational planning and execution platform to simplify the complex challenges of today’s omni-channel retail environment.
  Logility and Demand Management were both recognized members of the annual FL100 by industry publication Food Logistics. This award is a recognition of the top 100 technology providers for the food and beverage industry and marks the 14th consecutive year Logility has been recognized and the 9th placement for Demand Management for delivering innovative solutions to the food and beverage industry.
  Logility and NGC Software each announced they were named leaders in multiple categories of the 2017 RIS Software LeaderBoard. The award ranks technology vendors based on customer satisfaction surveys across a wide range of criteria and is widely recognized as one of the retail industry's most authoritative rankings of retail technology software vendors.
  Logility continued its support of The Empty Stocking Fund for the tenth year. Through employee and company contributions, Logility’s Sponsor-a-Child donation campaign was able to help more than 1,000 children across metro-Atlanta experience a more cheerful 2017 holiday season. Logility employees also volunteered their time at Santa’s Village to help families select the perfect gifts for their children whose stockings may have otherwise hung empty this holiday.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA) provides demand-driven supply chain management and advanced retail planning solutions, backed by more than 45 years of industry expertise, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large, and Fortune 500 companies realize substantial bottom-line results in record time. Logility Voyager Solutions™ is a complete supply chain and retail optimization solution suite that provides advanced analytics; supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); Integrated Business Planning (IBP), supply and inventory optimization; manufacturing planning and scheduling; retail merchandise and assortment planning and allocation; and transportation planning and management. Logility customers include Abercrombie & Fitch, Big Lots, Parker Hannifin, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use Software-as-a-Service (SaaS) supply chain solutions for manufacturers and distributors designed to increase forecast accuracy, improve customer service levels, and reduce overall inventory to maximize profits and lower costs. Demand Solutions DSX offers demand planning, collaborative forecasting, inventory planning, production planning and scheduling, S&OP and IBP. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com, and Newfoundland Labrador Liquor Corporation. Halo Business Intelligence, a division of Logility, is an advanced analytics software and advisory services provider that offers customers an innovative blend of technology to drive better supply chain performance. The Halo Advanced Information Hub is a first-of-its kind solution to help companies leverage all of their corporate data to generate new insight for competitive advantage. Halo customers include Leatherman Tool Group, SweetWater Brewing, and Aaron’s Inc. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, and supply chain management software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Billabong, Carter’s, Destination XL, Hugo Boss, Jos. A. Bank, Marchon Eyewear, Spanx, Swatfame and many others. For more information about American Software, named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense. A reconciliation of these non-GAAP financial measures to their nearest U.S. GAAP measure appears in the accompanying financial tables.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 264-5298.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility; Demand Solutions is a registered trademark of Demand Management; and NGC and New Generation Computing are registered trademarks and Andromeda is a trademark of New Generation Computing, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2018	2017	Pct Chg.	2018	2017	Pct Chg.
Revenues:
License	$5,955	$3,959	50%	$12,420	$11,726	6%
Services & other	12,926	11,815	9%	38,017	36,385	4%
Maintenance	11,236	10,667	5%	32,903	31,909	3%
Total Revenues	30,117	26,441	14%	83,340	80,020	4%

Cost of Revenues:
License	1,940	2,081	(7%)	5,295	5,510	(4%)
Services & other	8,727	8,061	8%	24,849	26,158	(5%)
Maintenance	2,404	2,250	7%	6,919	7,489	(8%)
Total Cost of Revenues	13,071	12,392	5%	37,063	39,157	(5%)
Gross Margin	17,046	14,049	21%	46,277	40,863	13%
Operating expenses:
Research and development	4,134	3,939	5%	11,902	11,813	1%
Less: capitalized development	(1,035)	(865)	20%	(3,652)	(2,470)	48%
Sales and marketing	5,385	4,635	16%	15,055	15,307	(2%)
General and administrative	4,263	3,500	22%	11,394	10,682	7%
Provision for doubtful accounts	-	-	nm	24	19	26%
Amortization of acquisition-related intangibles	95	385	(75%)	486	702	(31%)

Total Operating Expenses	12,842	11,594	11%	35,209	36,053	(2%)
Operating Earnings	4,204	2,455	71%	11,068	4,810	130%
Interest Income & Other, Net	1,574	1,025	54%	2,849	1,519	88%
Earnings Before Income Taxes	5,778	3,480	66%	13,917	6,329	120%
Income Tax Expense	198	1,237	(84%)	3,132	1,985	58%
Net Earnings	$5,580	$2,243	149%	$10,785	$4,344	148%
Earnings per common share: (1)
Basic	$0.18	$0.08	125%	$0.36	$0.15	140%
Diluted	$0.18	$0.08	125%	$0.36	$0.15	140%

Weighted average number of common shares outstanding:
Basic	30,244	29,333		29,940	29,136
Diluted	30,701	29,630		30,299	29,447

nm- not meaningful

AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2018	2017	Pct Chg.	2018	2017	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$5,580	$2,243	149%	$10,785	$4,344	148%
Income Tax Expense	198	1,237	(84%)	3,132	1,985	58%
Interest Income & Other, Net	(1,574)	(1,025)	54%	(2,849)	(1,519)	88%
Amortization of intangibles	1,475	1,848	(20%)	3,945	4,453	(11%)
Depreciation	124	153	(19%)	359	592	(39%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	5,803	4,456	30%	15,372	9,855	56%

Stock-based compensation	314	333	(6%)	1,107	1,111	0%
Adjusted EBITDA	$6,117	$4,789	28%	$16,479	$10,966	50%

EBITDA , as a percentage of revenues	19%	17%		18%	12%

Adjusted EBITDA , as a percentage of revenues	20%	18%		20%	14%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2018	2017	Pct Chg.	2018	2017	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$5,580	$2,243	149%	$10,785	$4,344	148%
Tax Cuts and Jobs Act of 2017 Adjustment (3)	(1,112)	-	nm	(1,112)	-	nm
Amortization of acquisition-related intangibles (2)	398	190	109%	855	482	77%
Stock-based compensation (2)	243	290	(16%)	777	762	2%
Adjusted Net Earnings	$5,109	$2,723	88%	$11,305	$5,588	102%

Adjusted non-GAAP diluted earnings per share	$0.17	$0.09	89%	$0.37	$0.19	95%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.18 and $0.36 for the three and nine months ended January 31, 2018, respectively. Diluted per share for Class B shares under the two-class method are $0.08 and $0.15 for the three and nine months ended January 31, 2017, respectively.
(2) - Tax affected using the effective tax rate before the Tax Cuts and Jobs Act of 2017 discrete item for the three and nine months period ended January 31, 2018 and 2017.
(3) - Adjustment primarily due to the rate difference on our Deferred Tax Liabilities from the Tax Cuts and Jobs Act of 2017.
nm- not meaningful

AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	January 31,	April 30,
	2018	2017

Cash and Cash Equivalents	$54,912	$66,001
Short-term Investments	23,055	19,332
Accounts Receivable:
Billed	20,456	17,060
Unbilled	2,714	2,811
Total Accounts Receivable, net	23,170	19,871
Prepaids & Other	5,510	4,322
Current Assets	106,647	109,526

Investments - Non-current	10,464	4,455

PP&E, net	2,151	2,055
Capitalized Software, net	9,539	8,614
Goodwill	25,468	19,549
Other Intangibles, net	6,171	3,399
Other Non-current Assets	3,483	1,176
Total Assets	$163,923	$148,774

Accounts Payable	$1,841	$1,541
Accrued Compensation and Related costs	5,624	3,329
Dividend Payable	3,344	3,259
Other Current Liabilities	2,602	5,171
Deferred Revenues - Current	33,564	29,437
Current Liabilities	46,975	42,737

Deferred Revenues - Non-current	531	214
Deferred Tax Liability - Non-current	2,202	1,994
Other Long-term Liabilities	1,779	79
Long-term Liabilities	4,512	2,287

Total Liabilities	51,487	45,024

Shareholders' Equity	112,436	103,750

Total Liabilities & Shareholders' Equity	$163,923	$148,774

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Nine Months Ended
	January 31,
	2018	2017

Net cash provided by operating activities	$5,352	$19,262

Capitalized computer software development costs	(3,652)	(2,471)
Purchases of property and equipment, net of disposals	(413)	(500)
Purchase of business, net of cash acquired	(9,253)	(4,441)

Net cash used in investing activities	(13,318)	(7,412)

Dividends paid	(9,842)	(9,299)
Payment for accrued acquisition consideration	-	(200)
Proceeds from exercise of stock options	6,719	4,397

Net cash used in financing activities	(3,123)	(5,102)

Net change in cash and cash equivalents	(11,089)	6,748
Cash and cash equivalents at beginning of period	66,001	49,004

Cash and cash equivalents at end of period	$54,912	$55,752

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer